Exhibit 10.1

Execution Copy

SPECTRA ENERGY MIDSTREAM HOLDCO MANAGEMENT PARTNERSHIP

and

SPECTRA ENERGY INCOME FUND

and

SPECTRA ENERGY COMMERCIAL TRUST

SUPPORT AGREEMENT

As of March 4, 2008

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Singular, Plural, etc.	7
1.03	Deemed Currency	7
1.04	Headings, etc.	7
1.05	Date for any Action	7
1.06	Governing Law	7
1.07	Incorporation of Schedules	7
ARTICLE 2 - TRANSACTIONS, ETC.		8
2.01	Transaction	8
2.02	Location and Time of Closing	8
2.03	Meeting	8
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		10
3.01	Representations and Warranties of the Parties	10
3.02	Representations and Warranties of SEMHMP	10
3.03	Representations and Warranties of the Fund Parties	10
ARTICLE 4 - CONDITIONS		11
4.01	Conditions for the Benefit of SEMHMP	11
4.02	Conditions for the Benefit of the Fund Parties	11
ARTICLE 5 - COVENANTS OF THE FUND PARTIES		12
5.01	No Solicitation	12
5.02	Expense Reimbursement by the Fund Parties	13
5.03	Cooperation, etc.	14
5.04	Redemption	14
5.05	Alternative Structure	14
5.06	Unitholder Distributions	15
ARTICLE 6 - COVENANTS OF SEMHMP		15
6.01	Trustees’, Directors’ and Officers’ Indemnities and Insurance	15
ARTICLE 7 - MUTUAL COVENANTS		15
7.01	Notice Provisions	15
7.02	Additional Agreements and Filings	16
7.03	Competition Act/Investment Canada Act/Canada Transportation Act	16
7.04	Publicity	17
ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER		18
8.01	Termination	18
8.02	Effect of Termination	18
8.03	Amendment	19
8.04	Waiver	19
ARTICLE 9 - GENERAL PROVISIONS		19
9.01	Notices	19
9.02	Miscellaneous	20
9.03	No Personal Liability of Trustees, etc.	21
9.04	Assignment	21
9.05	Expenses	21
9.06	Survival	22

9.07	Severability	22
9.08	Third Party Beneficiaries	22
9.09	Counterparts	22
9.10	Constructions	22
9.11	Actions by the Fund	22
SCHEDULE A		A-1
SCHEDULE B		B-1
SCHEDULE C		C-1

- ii -

SUPPORT AGREEMENT

THIS AGREEMENT is entered into as of the 4th day of March, 2008 among SPECTRA ENERGY MIDSTREAM HOLDCO MANAGEMENT PARTNERSHIP (“SEMHMP”), a general partnership established under the laws of the Province of Alberta, the partners of which are Westcoast Energy Inc. (“WEI”) and Spectra Energy Holdings Co., a direct wholly-owned subsidiary of WEI, SPECTRA ENERGY INCOME FUND (the “Fund”), a trust established under the laws of the Province of Alberta, and SPECTRA ENERGY COMMERCIAL TRUST (the “Trust”), a trust established under the laws of the Province of Alberta.

R E C I T A L S:

WHEREAS SEMHMP, the Fund and the Trust wish to complete the transaction described in Schedule A (the “Transaction”); and

WHEREAS each of the Sponsor Trustees (as defined in the Trust Indenture (as hereinafter defined)) declared his or her conflict of interest in respect of the Transaction and did not participate in any deliberations of the board of trustees of the Trust (the trustees of the Trust other than the Sponsor Trustees being collectively referred to as the “Board of Trustees”) nor vote on any resolution (other than resolutions relating to the establishment of the Independent Committee (as hereinafter defined)) relating to the Transaction; and

WHEREAS the Board of Trustees has determined, upon a recommendation of the Independent Committee (as hereinafter defined), which consulted with its financial advisors and outside legal counsel, that the Transaction is fair to the Unitholders other than WEI and its Affiliates, that it is in the best interests of the Fund and the Unitholders other than WEI and its Affiliates to enter into this Agreement and, further, the Board of Trustees has resolved to recommend that the Unitholders vote in favour of the Special Resolution (as hereinafter defined) at the Meeting (as hereinafter defined), all on the terms and conditions contained herein; and

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In addition to terms defined elsewhere in this Agreement, the following capitalized terms have the meanings set forth below unless there is something in the subject matter or context inconsistent therewith:

“Acquisition Proposal” means any proposal or offer from any Person other than SEMHMP or an Affiliate thereof (whether or not in writing and whether or not delivered to the Fund Parties or any Fund Subsidiary or the Unitholders generally) relating to any recapitalization, merger, amalgamation, acquisition or other business combination involving the Fund Parties or any Fund

Subsidiary or any proposal or offer from any Person to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or a substantial portion of the assets of, any of the Fund Parties or Fund Subsidiaries, including any public announcement of an intention to do any of the foregoing, from any Person other than SEMHMP or an Affiliate thereof other than the transactions contemplated by this Agreement.

“Affiliate” has the meaning ascribed to that term in the Securities Act (Alberta), provided that notwithstanding that meaning (and any definition of control contained therein), for the purpose of this Agreement, none of Spectra Energy Corp and any person directly or indirectly controlled by Spectra Energy Corp (other than the Fund Parties and the Fund Subsidiaries) (the “Spectra Entities”), shall be considered or construed to be an “Affiliate” of the Fund Parties and the Fund Subsidiaries (the “SEIF Entities”), notwithstanding (a) the holding by any Spectra Entity of any securities carry voting rights in a SEIF Entity, irrespective of the number held, or (b) the right of any Spectra Entity to appoint, elect, or nominate for election, individuals to the board of directors or trustees, or a body or board performing a similar function to a board of directors or trustees, of any SEIF Entity.

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Support Agreement, including the Schedules hereto, as the same may be amended or supplemented from time to time, and not any particular provision hereof.

“Board of Trustees” has the meaning set forth in the recitals to this Agreement.

“Business” means the business of the Fund and the Trust carried on directly or indirectly by the Fund Subsidiaries as of the date hereof consisting primarily of the business of, and the direct and indirect ownership, management, operation and lease of assets and property in connection with, gathering, processing, transporting, extracting, buying, storing or selling petroleum, natural gas, natural gas liquids or other related products or other forms of energy and related businesses, as well as engaging in all activities ancillary or incidental to any of the foregoing.

“Business Day” means any day except a Saturday, Sunday or statutory holiday in Calgary, Alberta.

“Circular” means the notice of the Meeting and the accompanying information circular, as amended or supplemented from time to time, to be sent to the Unitholders and the holders of Exchangeable LP Units in connection with the Meeting.

“Closing” means the completion of the Transaction pursuant to the terms of this Agreement.

“Closing Time” means 10:00 am. (Calgary time) on the Transaction Closing Date, unless the Parties mutually agree on another time.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act.

“Confidentiality Agreement” means the confidentiality agreement dated January 4, 2008 between Spectra Energy Corp and the Fund.

“Consents” means all consents, assignments, waivers, approvals or authorizations of, permits, or declarations, filings or notices to, or other approvals of (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) Governmental Authorities or other third parties necessary for the consummation of the Transaction.

“Contract” means any contract, agreement, commitment, undertaking, licence, lease, note, bond, mortgage, indenture, loan or deed of trust, whether or not in writing.

“Exchangeable LP Units” means the exchangeable units issued by the Partnership, which units are exchangeable for Units.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Fund Parties” means collectively, the Fund and the Trust.

“Fund Subsidiaries” means the Trust, the Partnership, Spectra Energy Facilities Holdings Partnership, Spectra Energy Midstream Corporation, Spectra Energy Midstream Partner Corporation, Spectra Energy Midstream Canada Partner Corporation, Spectra Energy Midstream, Spectra Energy Midstream Canada LP and PESH Facilities Holdings Partnership, and “Fund Subsidiary” means any one of them.

“Fund Trust Indenture” means the amended and restated declaration of trust in respect of the Fund dated as of December 20, 2005 as the same may be amended and restated from time to time.

“General Partner” means Spectra Energy Facilities Inc., a corporation existing under the laws of Canada.

“Governmental Authority” means (i) any international, multinational, national, federal, provincial state, municipal, local or other government, (ii) any subdivision, department, court, commission, ministry, office, board, bureau, agency, arbitrator, tribunal or authority of any government, or (iii) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority, including any stock exchange or other entity.

“including” means including without limitation, and “include” and “includes” have a corresponding meaning.

“Independent Committee” means the special committee of independent trustees of the board of trustees of the Trust formed by that board of trustees to review the Transaction.

“Independent Report” means the report of RBC Dominion Securities Inc., to be dated as of the date hereof, that will include the independent valuation of the Units by RBC Dominion

Securities Inc. as contemplated by MI 61-101 and the opinion of RBC Dominion Securities Inc. stating that, subject to the assumptions and qualifications set out therein, as of the date hereof, the consideration to be received by the Unitholders other than WEI and its Affiliates under the Transaction is fair, from a financial point of view, to the Unitholders other than WEI and its Affiliates.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“Laws” means all applicable laws, statutes, by-laws, rules, regulations, ordinances, Orders, codes, certificates, permits, grants, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, legal doctrines, writs, injunctions, authorizations or other requirements of or agreement with any Governmental Authority, court or other authority having jurisdiction over the applicable Party or property (including common law or the interpretation thereof).

“Manager” means Spectra Energy Facilities Management LP, a limited partnership formed under the laws of the Province of Alberta.

“Material Adverse Change” means any change, effect, event, occurrence or state of facts that when taken together with all other changes, effects, events, occurrences, or state of facts, is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to (x) the ability of the Fund Parties to perform their obligations under this Agreement or (y) the Business, affairs, taxation, capital, assets, properties, liabilities (including contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), results of operations or condition (financial or otherwise) of the Fund Parties and the Fund Subsidiaries, taken as a whole, other than (a) any such change, effect, event, occurrence or state of facts resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) actions and omissions of the Fund Parties or the Fund Subsidiaries taken with the prior written consent of SEMHMP or as expressly required or permitted by the terms of this Agreement, (iii) any actions taken by SEMHMP, or (iv) changes in the US or Canadian economies or securities, debt or currency markets (including monetary conditions) in general, or general changes in the industries in which the Fund Parties and the Fund Subsidiaries operate, unless the effects of such changes are disproportionately adverse to the Fund Parties or the Fund Subsidiaries in comparison to the effect thereof on other entities operating in the industries in which the Fund Parties and the Fund Subsidiaries operate, (v) any change in laws, rules or regulations or interpretations thereof by courts or Governmental Authorities, unless the effects of such changes are disproportionately adverse to the Fund Parties or the Fund Subsidiaries in comparison to the effect thereof on other entities operating in the industries in which the Fund Parties and the Fund Subsidiaries operate, (vi) any outbreak of major hostilities or any act of terrorism, or (vii) any change in the trading volume or market price of the Units; or (b) any such change, effect, event, development, occurrence or state of facts initiated by or at the direction of WEI or its Affiliates, or arising as a result of the negligence or misconduct of WEI or its Affiliates or the failure by WEI or its Affiliates to take any action that is required to take pursuant to any agreement between WEI or its Affiliates, on the one hand, and the Fund, the Trust and the Partnership, on the other hand, including, without limitation, the Administration and Governance Agreement dated as of December 19, 2005 and the Management Agreement dated as of December 19, 2005.

“Material Fact” has the meaning ascribed to that term in the Securities Act (Alberta), as at the date hereof.

“Meeting” means the special meeting of the Unitholders and the holders of Special Voting Units, including any adjournment or postponement thereof pursuant to Section 2.03(1)(b) or approved by SEMHMP, to be called and held to consider the Transaction.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Securities Authorities.

“Misrepresentation” has the meaning ascribed to that term in the Securities Act (Alberta), as at the date hereof, and for greater certainty a document shall be considered to contain a Misrepresentation if it omits a necessary or required Material Fact.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Parties” means collectively, SEMHMP and the Fund Parties, and “Party” means any one of them.

“Partnership” means Spectra Energy Facilities LP, a limited partnership formed under the laws of the Province of Alberta.

“Person” means any individual, sole proprietorship, partnership, limited partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, Governmental Authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

“Required Approvals” mean those required approvals and required authorizations and similar matters set forth in Schedule B.

“Securities Authorities” means the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and the TSX, as applicable.

“Securities Laws” means all applicable Canadian provincial and territorial securities laws, including the requirements of the TSX and the rules and regulations promulgated thereunder, all as now in force and as may be amended from time to time.

“Securityholders’ Approval” means:

(a)	a resolution passed by the affirmative vote of Unitholders and holders of the Special Voting Units holding not less than 66 2/3% of the total number of votes represented by the Units and Special Voting Units represented at the Meeting and voted on such resolution; and

(b)	a resolution passed by the affirmative vote of Unitholders in accordance with minority approval requirements under MI 61-101;

in each case, passed at the Meeting.

“SEMHMP” has the meaning set forth in the preamble to this Agreement.

“Special Resolution” means the special resolutions of the Unitholders approving the Transaction as set forth in Schedule C.

“Special Voting Units” means the issued and outstanding beneficial interests in the capital of the Fund designated as “special voting units”, which accompany the Exchangeable LP Units and which represent one vote for each Special Voting Unit.

“Subsidiary” has the meaning ascribed to that term in the Securities Act (Alberta).

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (i) which, in the opinion of the Board of Trustees, acting reasonably, and in good faith and after receiving the advice of its financial advisors and its outside legal counsel, constitutes a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making the Acquisition Proposal; (ii) which is not subject to any financing condition and for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the Units or otherwise complete such transaction; (iii) which is not subject to any due diligence and/or access condition; (iv) which did not result from a breach of Section 5.01 of this Agreement; (v) which could be carried out or completed without undue delay and within a time frame that is reasonable in the circumstances; (vi) which, if consummated, would result in the Unitholders receiving greater consideration per Unit than contemplated by the Transaction; and (vii) in respect of which the Board of Trustees determines in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that failure to accept, approve or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Trustees.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Transaction” has the meaning set forth in the recitals and as further set forth in Schedule A.

“Transaction Closing Date” means the later of (i) May 1, 2008 and (ii) the date which is not more than 3 Business Days following the date on which the last of the conditions in Article 4 (other than those which are to be satisfied at the Closing or on the Transaction Closing Date and, for the purposes of Section 8.01, other than those that have not been satisfied as a result of a breach by the non-terminating Party) has or have been satisfied or waived by the Party in whose favour such condition exists, or such other date on which the Parties mutually agree.

“Trust” has the meaning set forth in the preamble to this Agreement.

“Trust Indenture” means the declaration of trust in respect of the Trust dated as of December 5, 2005, as the same may be amended and restated from time to time.

“Trustee” means the trustee of the Fund appointed and currently acting in such capacity pursuant to the Fund Trust Indenture.

“TSX” means the Toronto Stock Exchange.

“Units” means the issued and outstanding beneficial interests in the capital of the Fund designated as “units”.

“Unitholders” means the registered or beneficial holders of the issued and outstanding Units.

“WEI” has the meaning set forth in the preamble to this Agreement.

1.02	Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.03	Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.04	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or Schedules to Articles, Sections and Schedules (or provisions thereof) refer to Articles, Sections and Schedules (or provisions thereof) of and to this Agreement or of the Schedules (or provisions thereof) in which such reference is made, as applicable.

1.05	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.06	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Alberta contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Transaction.

1.07	Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A	Transaction

Schedule B	Required Approvals

Schedule C	Special Resolution

ARTICLE 2 - TRANSACTIONS, ETC.

2.01	Transaction

Subject to the terms and conditions of this Agreement, on the Transaction Closing Date (or otherwise as noted therein) each of the Parties agrees to complete, to the extent applicable to it, (and, as applicable, each will cause their applicable Subsidiaries to so complete) the Transaction set forth in Schedule A for the consideration, as applicable, specified therein.

2.02	Location and Time of Closing

The Closing shall take place at the Closing Time on the Transaction Closing Date. The Closing shall occur at the Calgary office of McCarthy Tétrault LLP or such other location as the Parties may mutually agree.

2.03	Meeting

(1) Each of the Fund Parties covenants in favour of SEMHMP that the Fund Parties shall:

(a)	establish one or more record dates (as approved by SEMHMP, acting reasonably) for, duly call, give notice of, convene and hold the Meeting as soon as practicable after the date hereof, but, in any case, the date set for the Meeting shall not be earlier than April 15, 2008 and shall not be later than May 15, 2008, for the purpose of considering the Special Resolution, and with the consent of SEMHMP, acting reasonably, for any other proper purpose as may be set out in the notice for such meeting, and do all such acts and things necessary to comply with the applicable Laws, including National Instrument 54-101 “Communications with Beneficial Owners of Securities of a Reporting Issuer”. For greater certainty, the foregoing shall include, but shall not be limited to, causing the Circular and other documentation required in connection with the Meeting to be promptly sent to each Unitholder and holder of Special Voting Units (as well as beneficial holders of Units and Special Voting Units) and filed as required by applicable Laws;

(b)	except as required for quorum purposes pursuant to Section 10.4 of the Fund Trust Indenture or as required by Laws, not cause or propose the adjournment, postponement or cancellation of the Meeting for a period exceeding ten Business Days without SEMHMP’s prior written consent, not to be unreasonably withheld. Without limiting the generality of the foregoing, the obligations of the Fund and the Trust pursuant to this Section 2.03(1)(b) shall not be affected by: (A) the commencement, public proposal, public disclosure or communication of any Acquisition Proposal; or (B) the withdrawal, modification, qualification or change of the Board of Trustees’ (or any committee thereof) approval or recommendation to the Unitholders;

(c)	use reasonable efforts to solicit proxies from the Unitholders in favour of the Special Resolution, including, using the services of dealers and/or proxy solicitation services the costs of which shall be the responsibility of SEMHMP; and

(d)	prepare the Circular in compliance in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, the Circular shall not contain any Misrepresentation (other than with respect to any information relating to and provided by SEMHMP in writing for the purpose of inclusion in the Circular) and shall provide Unitholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Meeting and shall, for greater certainty, include a copy of the Independent Report.

(2) SEMHMP shall be entitled to review and comment on drafts of the Circular (including the final draft prior to completion) and all other documentation contemplated by this Section 2.03 (including the form of proxy) and the Fund Parties will reasonably consider all of the comments of SEMHMP, provided that all information relating to SEMHMP included in the Circular shall be in form and content satisfactory to SEMHMP, acting reasonably. The Fund and the Trust agree to permit SEMHMP to include a brief summary in the Circular stating why SEMHMP believes that the consideration, as specified in the Transaction, is appropriate and representative of fair value.

(3) SEMHMP will furnish to the Fund Parties all such information concerning SEMHMP as may be reasonably required under Law to be included in the Circular, and SEMHMP covenants that no such information furnished in writing by it for this purpose will contain any Misrepresentation.

(4) The Fund Parties and SEMHMP shall each promptly notify the other if at any time before the Closing Time it becomes aware (in the case of SEMHMP only with respect to any information furnished by SEMHMP) that the Circular contains a Misrepresentation, or that otherwise requires an amendment or supplement to the Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required, and the Fund Parties shall promptly mail, or cause to be promptly mailed any amendment or supplement to the Circular to Unitholders and to holders of Exchangeable LP Units and shall file same with the Securities Authorities and as otherwise required by applicable Laws.

(5) Subject to the terms and conditions hereof, the Trust shall vote all securities of the Partnership and General Partner it controls in favour of any resolutions required to be passed by the holders of securities of the Partnership and General Partner or any of them in order for the Transaction to be properly approved, and not dissent therefrom.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of the Parties

Each Party hereby represents and warrants to and in favour of each other Party as follows and acknowledges that each other Party is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(1) It has been duly formed under applicable Law, is validly existing and has the requisite power and authority to own its properties and assets and conduct its business, as applicable, as currently owned and conducted.

(2) It has the requisite power and authority to execute, deliver and to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by it and the consummation by it of the Transaction have been duly authorized by its board of directors (or equivalent, as the case may be). This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms except to the extent that enforceability of obligations and the availability of certain remedies hereunder are limited by general principles of equity or by bankruptcy, insolvency, fraudulent transfer or other Laws relating to or affecting creditors’ rights generally.

3.02	Representations and Warranties of SEMHMP

SEMHMP hereby represents and warrants to and in favour of the Fund Parties, and acknowledge that each of the Fund Parties is relying upon such representation and warranty in connection with the matters contemplated by this Agreement, that it now has and will have at the Closing Time sufficient funds or adequate arrangements for financing in place to complete the Transaction.

3.03	Representations and Warranties of the Fund Parties

The Fund Parties hereby represent, warrant and covenant to and in favour of SEMHMP as follows, and acknowledge that SEMHMP is relying upon such representations, warranties and covenants in connection with the matters contemplated by this Agreement:

(1) The Independent Committee has received a verbal summary of the Independent Report including the formal valuation of Units prepared by RBC Dominion Securities Inc. as required pursuant to MI 61-101 and the opinion of RBC Dominion Securities Inc., to the effect that, based upon and subject to the assumptions and qualifications set out therein, as at the date hereof, the consideration to be received by Unitholders other than WEI and its Affiliates under the Transaction is fair, from a financial point of view, to such Unitholders, and such opinion has not been withdrawn or modified at the date of this Agreement. The Fund Parties covenant to deliver to SEMHMP the final written version of the Independent Report (including the same valuation range for the Units as contained in the draft Independent Report) as soon as practicable after the date hereof and in any event by no later than March 11, 2008.

(2) The Board of Trustees has determined that as of the date hereof the Transaction is fair to the Unitholders other than WEI and its Affiliates and is in the best interests of the Fund and the Unitholders other than WEI and its Affiliates and to enter into this Agreement.

(3) The Board of Trustees has unanimously passed a resolution to recommend, as of the date hereof, that Unitholders vote in favour of the Special Resolution approving the Transaction at the Meeting.

ARTICLE 4 - CONDITIONS

4.01	Conditions for the Benefit of SEMHMP

The obligation of SEMHMP to complete the Transaction is subject to the satisfaction of, or compliance with, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of SEMHMP):

(1) The representations and warranties of the Fund Parties shall be true and correct as of the date of this Agreement and as of the Closing Time as if made at and as of such date; the covenants contained in this Agreement to be performed by the Fund Parties at or prior to the Closing Time shall have been performed in all material respects; and SEMHMP shall have received a certificate confirming all of the foregoing, signed for and on behalf of the Fund Parties by senior authorized officers of the Manager in its capacity as administrator of the Fund and Manager of the Trust.

(2) The Required Approvals identified in Schedule B shall have been obtained in each case on terms and conditions satisfactory to SEMHMP, acting reasonably.

(3) No prohibition at law shall exist (including but not limited to a cease trade order, injunction or other prohibition at law or under applicable legislation) which shall restrain, enjoin or otherwise prevent the Transaction or make the consummation of the Transaction illegal.

(4) No Laws shall have been enacted, introduced, proposed or tabled which have the effect of prohibiting or enjoining the Transaction or making consummation of the Transaction illegal. There shall not be any Law enacted, introduced, proposed or tabled relating to income or other taxes that would materially adversely affect any of SEMHMP, the Fund Parties, the Fund Subsidiaries or their respective Affiliates, successors or assigns, if the Transaction was completed.

(5) No Material Adverse Change shall have been suffered between the date of this Agreement and the Transaction Closing Date.

(6) The Securityholders’ Approval shall have been obtained at the Meeting.

4.02	Conditions for the Benefit of the Fund Parties

The obligation of the Fund Parties to complete the Transaction is subject to the satisfaction of, or compliance with, at or prior to the Closing Time, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of each of the Fund Parties):

(1) The representations and warranties of SEMHMP shall be true and correct as of the date of this Agreement and as of the Closing Time in all material respects as if made at and as of such date; the covenants contained in this Agreement to be performed by SEMHMP at or prior to the Closing Time shall have been performed in all material respects; and the Fund Parties shall have received a certificate confirming all of the foregoing, signed for and on behalf of the Fund Parties by senior authorized officers of each of the Fund Parties.

(2) The Required Approvals identified in Schedule B, shall have been obtained.

(3) No prohibition at law shall exist (including but not limited to a cease trade order, injunction or other prohibition at law or under applicable legislation) which shall restrain, enjoin or otherwise prevent the Transaction or make the consummation of the Transaction illegal on the part of the Fund Parties or any of the Fund Subsidiaries.

(4) The Securityholders’ Approval shall have been obtained at the Meeting.

(5) No Laws shall have been enacted, introduced, proposed or tabled which have the effect of prohibiting or enjoining the Transaction or making consummation of the Transaction illegal.

(6) The indemnity agreements referred to in section 6.01 shall have been executed and delivered by WEI.

ARTICLE 5 - COVENANTS OF THE FUND PARTIES

5.01	No Solicitation

(1) The Fund Parties shall not, directly or indirectly, through any officer, trustee, director, employee, representative or agent of the Fund Parties or any of the Fund Subsidiaries, solicit or encourage (including by way of furnishing information, participating in any negotiations or entering into any form of agreement, arrangement or understanding) the initiation or submission of an Acquisition Proposal, provided nothing contained in this Section 5.01(1) shall prevent the Board of Trustees from taking such actions as the Board of Trustees determines are reasonably required in the exercise of its fiduciary duties to respond to an unsolicited bona fide written Acquisition Proposal that the Board of Trustees reasonably believes could lead to a Superior Proposal.

(2) The Fund Parties shall promptly notify SEMHMP of (i) any proposal or inquiry it receives that the Board of Trustees reasonably believes could lead to a bona fide Acquisition Proposal or (ii) any written request for non public information relating to the Fund Parties or any of the Fund Subsidiaries or for access to the properties, books or records of the Fund Parties or any Fund Subsidiary by any person or entity that informs any member of the Board of Trustees or the board of directors of such Fund Subsidiary that it is considering making, or has made, and which the Fund Parties reasonably believe could lead to, a bona fide Acquisition Proposal. Such notice by the Fund Parties shall be made, from time to time, orally and in writing and shall indicate (i) the material terms of such Acquisition Proposal (including a copy of any written proposal), and (ii) the identity of the person making any such Acquisition Proposal or inquiry no later than 24 hours following receipt of such Acquisition Proposal or inquiry. If the Fund Parties intend to furnish any person with any information with respect to any Acquisition Proposal in accordance with Section 5.01(1), the Fund Parties shall advise SEMHMP orally and in writing of such intention not less than one Business Day in advance of providing such information. The Fund Parties will not, except in the usual and ordinary course of business and pursuant to Section 5.01(1) in the case of an Acquisition Proposal that the Board of Trustees reasonably believes could lead to a Superior Proposal, provide any confidential information about the Fund Parties or the Fund Subsidiaries to any third party, including any party making an Acquisition Proposal. The Fund Parties will keep SEMHMP fully informed of the status and details of any such Acquisition Proposal or inquiry.

(3) Each of the Fund Parties covenants that it will not enter into any agreement to implement any Acquisition Proposal (a “Proposed Agreement”) without providing SEMHMP with a copy of such Proposed Agreement not less than five Business Days prior to its proposed execution by the Fund Parties and thereafter will not enter into such Proposed Agreement unless all amounts payable to SEMHMP pursuant to Section 5.02 shall have been paid concurrently therewith. The Fund Parties acknowledge and agree that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this Section 5.01(3) and will initiate an additional five Business Day notice period.

5.02	Expense Reimbursement by the Fund Parties

(1) Notwithstanding any other provision relating to the payment of expenses (including any provisions of the letter agreement dated January 24, 2008 between Spectra Energy Corp and the Fund), if:

(a)	SEMHMP shall have terminated this Agreement pursuant to and in accordance with Section 8.01(1)(c)(i) or Section 8.01(1)(d);

(b)	the Fund Parties shall have terminated this Agreement pursuant to and in accordance with Section 8.01(1)(f); or

(c)	either Party shall have terminated this Agreement pursuant to Section 8.01(1)(e) as a result of the failure of the Unitholders to approve the Special Resolution where an Acquisition Proposal has been publicly announced or is otherwise publicly disclosed or is publicly known prior to such termination and any Acquisition Proposal is ultimately consummated within 12 months of the date of termination of this Agreement, then the Fund Parties shall reimburse SEMHMP for its direct out-of-pocket expenses incurred in connection with the Transaction to a maximum of $1.5 million in immediately available funds to an account designated by SEMHMP as follows: (x) in the case of termination of this Agreement pursuant to Section 5.02(1)(a) above, within two Business Days of such termination, (y) in the case of termination of this Agreement pursuant to Section 5.02(1)(b) above, concurrently with such termination and (z) in the case of termination of this Agreement pursuant to Section 5.02(1)(c) above, on the date of the consummation of any Acquisition Proposal.

(2) For greater certainty, the Fund Parties shall not be obligated to make more than one payment under Section 5.02(1) if one or more of the events specified therein occurs.

(3) Each of the Parties covenants agrees and acknowledges that the agreements contained in Section 5.02(1) are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each party further covenants agrees and acknowledges that all of the payment amounts set out in Section 5.02(1) are payments of liquidated damages which are a pre-estimate of the damages which SEMHMP will suffer or incur as a result of the event or events giving rise to such payment and the resulting termination of this Agreement, and are not penalties. The Fund Parties irrevocably waive any right that they may have to raise as a defence that any such liquidated damages are excessive or punitive. SEMHMP further covenants, agrees and acknowledges that payment of the amounts by the Fund Parties as determined under and subject to the terms and conditions of Section 5.02(1) is the sole and exclusive remedy of SEMHMP against the Fund Parties and the Fund Subsidiaries in such circumstances, subject to its right to pursue equitable remedies (but subject to Section 9.06).

5.03	Cooperation, etc.

(1) The Fund Parties and the Fund Subsidiaries shall not do anything or omit to do anything that (i) would adversely affect the Fund’s status as a “mutual fund trust” for purposes of the Tax Act at any time at or before the end of its taxation year in which the Transaction occurs or (ii) would cause the Fund to become subject to tax under section 122 of the Tax Act for any taxation year ending before 2011.

(2) The Fund Parties shall ensure that there is no change to the Trustee or to the Board of Trustees until the Transaction Closing Date.

5.04	Redemption

At the Closing, the Fund shall promptly redeem the applicable outstanding Units as further described in, and in accordance with, Schedule A and the amendments to the Fund Trust Indenture contemplated by Exhibit A to Schedule C.

5.05	Alternative Structure

In the event that SEMHMP reasonably concludes that it is necessary or desirable to proceed with a form of transaction other than in the form of the Transaction (an “Alternative Structure Transaction”), the Fund Parties agree to review and negotiate in good faith with SEMHMP with respect to amending this Agreement to implement such Alternative Structure Transaction to the extent any tax planning or tax structuring ancillary thereto does not cause prejudice (including by reducing the consideration to be received by the Unitholders pursuant to the Transaction or adversely affecting the income tax consequences of the Transaction to Unitholders) or result in any material additional costs (unless such costs are paid by SEMHMP) to the Fund Parties or the Unitholders provided that in no circumstances shall the Fund Parties or any Fund Subsidiary be required to support such Alternative Structure Transaction or otherwise take any action under this Section 5.05 if the Board of Trustees, in its opinion acting in good faith, after consulting with outside legal counsel, determines that supporting such Alternative Structure Transaction or taking such other action would be in breach of applicable Laws or would reasonably be likely to result in the Board of Trustees being in breach of its fiduciary obligations under applicable Laws.

5.06	Unitholder Distributions

The Fund shall pay (a) the Fund’s regular monthly cash distributions on the outstanding Units of $0.07 per Unit in respect of applicable regular record dates occurring prior to the Transaction Closing Date, and (b) a pro rata amount of the Fund’s regular monthly cash distribution on the outstanding Units of up to $0.07 per Unit for the period from the first day of the calendar month in which the Closing occurs up to but excluding the Transaction Closing Date). The Fund shall not make a designation under the Tax Act to any Unitholder whose Units are purchased or redeemed as part of the Transaction any net taxable capital gains attributable to a transaction completed after the Transaction Closing Date, and the Parties shall not complete after the Transaction Closing Date any transaction that would result in any adverse income tax consequence to a Unitholder whose Units are purchased or redeemed as part of the Transaction.

ARTICLE 6 - COVENANTS OF SEMHMP

6.01	Trustees’, Directors’ and Officers’ Indemnities and Insurance

From and after the Closing Time, SEMHMP shall cause WEI to indemnify the current members of the Board of Trustees in both their respective capacities as trustees of the Trust and as directors of the General Partner, and to purchase or cause to be purchased trustees’ and officers’ liability insurance providing coverage for the current members of the Board of Trustees in both their respective capacities as trustees of the Trust and as directors of the General Partner, substantially on the terms set forth in the form of the indemnity agreement exchanged between counsel for SEMHMP and counsel for the Independent Committee as of the date hereof and such indemnity agreement shall be executed at Closing with the members of the Board of Trustees.

ARTICLE 7 - MUTUAL COVENANTS

7.01	Notice Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Closing Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Closing Time.

7.02	Additional Agreements and Filings

Subject to the terms and conditions herein provided each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction and other matters contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts:

(a)	to obtain all necessary Consents as are required to be obtained under applicable Law or any Consents that, in the opinion of SEMHMP and/or the Fund Parties, each acting reasonably, would be advisable to the effect the Transaction;

(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transaction contemplated hereby, in the case of a lawsuit or proceeding against the Fund Parties or any Fund Subsidiaries subject to the approval of SEMHMP, acting reasonably;

(c)	to cause to be lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the Transaction and to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated herein, in the case of an injunction or Order against the Fund, the Trust or any of the Fund Subsidiaries subject to the approval of SEMHMP, acting reasonably;

(d)	to execute and deliver such documents as may reasonably be required or advisable to effect the Transaction; and

(e)	to fulfil all conditions within its power and satisfy all provisions of this Agreement and the Transaction.

7.03	Competition Act/Investment Canada Act/Canada Transportation Act

(1) In addition, (i) each Party hereto agrees to make any merger notification filings or other submissions pursuant to the Competition Act as may be appropriate and advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Competition Commissioner and to take all other commercially reasonable actions necessary (not including the negotiation of a competition law remedy), proper or advisable to cause the expiration, waiver or termination of any applicable waiting periods and to obtain any approval or notification required or sought to be obtained from the Competition Commissioner in order to complete the transactions contemplated by this Agreement as soon as reasonable practicable; (ii) to the extent required, SEMHMP agrees to submit an application for review under Part IV of the Investment Canada Act and any other submissions pursuant to the Investment Canada Act as may be appropriate or advisable as promptly as reasonably practicable, and to supply as promptly as reasonably practicable thereafter any additional information and documentary material that may be requested by the Director of Investments or the Minister of Industry or their designates and to take all other reasonable actions necessary, proper or advisable (including written undertakings to Her Majesty in right of Canada provided that they shall be on terms satisfactory to SEMHMP in its commercially reasonable discretion) and to obtain as soon as reasonably practicable a written notice from the Minister of Industry stating that he is satisfied that the investment is likely to be of net benefit to Canada and the Fund agrees to fully co-operate with SEMHMP in connection with all Investment Canada Act matters and to promptly respond to all requests for information with respect thereto (failing which SEMHMP shall not be in breach hereunder); and (iii) each Party hereto agrees to make any necessary filings or submissions pursuant to sections 53.1 and 53.2 of the Canada Transportation Act as may be appropriate and advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Minister of Transport or its designates and to take all other reasonable actions necessary, proper or advisable (including written undertakings to Her Majesty in right of Canada provided that they shall be on terms satisfactory to SEMHMP in its commercially reasonable discretion) and to obtain as soon as reasonably practicable either (A) a written opinion from the Minister of Transport that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation or (B) approval of the transactions by the Governor in Council, and the Fund Parties agree to fully co-operate with SEMHMP in connection with all Canada Transportation Act matters and to promptly respond to all requests for information with respect thereto (failing which SEMHMP shall not be in breach hereunder).

(2) All filing fees required in connection with the notification of the transactions contemplated by this Agreement or the application for or prosecution of any Consent in accordance with this Section shall be shared equally by SEMHMP and the Fund Parties. All other fees, expenses and disbursements (including the costs of preparation of any such filings and fees and expenses of legal counsel) incurred in connection with the matters referred to in this Section shall be borne by the Fund Parties (if incurred by or on behalf of the Fund Parties) and by SEMHMP (if incurred by or on behalf of SEMHMP).

7.04	Publicity

The Parties shall agree on the form and issue a press release with respect to this Agreement and the transactions contemplated herein as soon as practicable on the date hereof. From the date hereof until the earlier of the completion of the Transaction and the termination of this Agreement, the Fund Parties shall not make any further public announcement or statement with respect to this Agreement or the transactions contemplated herein unless SEMHMP shall have agreed thereto (which consent shall not be unreasonably withheld or delayed) or unless otherwise required by applicable Law or applicable stock exchange rule, based on the advice of counsel. If any of the Fund Parties is required by Law or applicable stock exchange rule to make a public announcement with respect to the transactions contemplated herein, such Fund Party will provide as much notice to SEMHMP as reasonably possible, including the proposed text of the announcement, and reasonably consider any comments that SEMHMP provides.

ARTICLE 8 - TERMINATION, AMENDMENT AND WAIVER

8.01	Termination

(1) This Agreement may:

(a)	be terminated by any Party hereto upon the prior written consent of all the other Parties;

(b)	be terminated either by SEMHMP or the Fund Parties if, as a result of any change in Law, the completion of the Transaction becomes illegal or otherwise prohibited;

(c)	be terminated by SEMHMP in its discretion if SEMHMP is not then in material breach of this Agreement and:

(i)	the Fund Parties have breached their respective covenants under Section 5.01, or

(ii)	a Material Adverse Change has occurred;

(d)	be terminated by SEMHMP in its discretion if the Board of Trustees shall have: (i) withdrawn, amended, modified or qualified in a manner adverse to SEMHMP its recommendation to Unitholders to vote in favour of the Special Resolution, or failed to reaffirm same within five Business Days following the announcement of any Acquisition Proposal, or (ii) as contemplated in Article 5, accepted, approved, recommended or entered into, or proposed publicly to accept, approve, recommend or enter into, any agreement, understanding or arrangement in respect of any Acquisition Proposal;

(e)	be terminated by any Party if the Special Resolution shall have failed to receive the Securityholders’ Approval at the Meeting;

(f)	be terminated by the Fund Parties in order to accept, approve, recommend or enter into, or propose publicly, to accept, approve, recommend or enter into, any agreements, understanding or arrangement to implement any Acquisition Proposal, subject to compliance with Article 5; and

(g)	be terminated by any Party if the Transaction Closing Date does not occur on or prior to 5:00 p.m. (Calgary time) on the date that is 120 days from the date of this Agreement (the “Expiration Time”), provided that the terminating Party shall not have proximately contributed to the failure of the Closing to occur by the Expiration Time.

8.02	Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Parties hereunder except as set forth in Section 5.02, Section 6.01, Article 9 and the Confidentiality Agreement, which terms and provisions shall survive the termination of this Agreement.

8.03	Amendment

This Agreement may be amended in writing by the Parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

8.04	Waiver

Any Party may:

(a)	extend the time for the performance of any of the obligations or other acts of another Party;

(b)	waive compliance with another Party’s agreements or the fulfilment of any conditions in its favour contained herein; or

(c)	waive inaccuracies in any of another Party’s representations or warranties contained herein or in any document delivered by the another Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9 - GENERAL PROVISIONS

9.01	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in each case in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day in each case in each case in the place of receipt) unless actually received on such a Business Day after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties hereto shall be as follows:

(a)	if to the Fund Parties:

Spectra Energy Income Fund

Spectra Energy Commercial Trust

c/o Spectra Energy Facilities Management Inc.

2600, 425 – 1st Street S.W.

Fifth Avenue Place, East Tower

Calgary, AB T2P 3L8

Attention: President

Facsimile: (403) 699-1550

with a copy to:

Burnet, Duckworth and Palmer LLP

1400, 350 – 7th Avenue S.W.

Calgary, AB T2P 3N9

Attention: William S. Maslechko

Facsimile: (403) 260-0332

(b)	if to SEMHMP:

Spectra Energy Midstream Holdco Management Partnership

c/o Westcoast Energy Inc.

2600, 425 – 1st Street S.W.

Fifth Avenue Place, East Tower

Calgary, AB T2P 3L8

with a copy to:

McCarthy Tétrault LLP

3300, 421 – 7th Avenue S.W.

Calgary, AB T2P 4K9

Attention: John S. Osler

Facsimile: (403) 260-3501

9.02	Miscellaneous

(1) The agreements and other documents herein referred to (which for greater certainty include the Schedules, the Confidentiality Agreement and the letter agreement dated January 24, 2008 between Spectra Energy Corp and the Fund) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties.

(2) This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(3) This Agreement does not give any Person (including any Unitholder) other than the Parties any right or recourse whatsoever.

9.03	No Personal Liability of Trustees, etc.

(1) The Parties acknowledge that the Trust is entering into this agreement solely in its capacity as agent on behalf of the Fund, and the obligations of the Fund hereunder shall not be personally binding upon the Trustee, the Trust or any member of the board of trustees of the Trust, or any of the holders of Units or Special Voting Units or any annuitant, subscriber or beneficiary under a registered plan for purposes of the Income Tax Act (Canada) or any other plan of which a Unitholder acts as a trustee or carrier (an “annuitant”), and that any recourse against the Fund, the Trustee, the Trust, any member of the board of trustees of the Trust including for greater certainty any member of the Independent Committee, any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising in connection herewith or from the matters to which this agreement relates, if any, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Fund Property as defined in the Fund Trust Indenture.

(2) The Parties acknowledge that the members of the board of trustees of the Trust are entering into this agreement solely in their capacity as trustees on behalf of the Trust, and the obligations of the Trust hereunder shall not be personally binding upon any of the members of the board of trustees of the Trust, any of the holders of units of the Trust and that any recourse against the Trust and such trustees including for greater certainty any member of the Independent Committee, or any holder of units of the Trust in any manner in respect of any indebtedness, obligation or liability of the Trust arising hereunder or arising in connection herewith or from the matters to which this agreement relates, including without limitation claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, the Trust Property (as defined in the Trust Indenture).

9.04	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior express written consent of all of the other Parties. Notwithstanding the foregoing provisions of this Section 9.04, SEMHMP may assign all (but not part) of its rights or obligations under this Agreement to any Affiliate of SEMHMP, provided that such permitted assignment shall not release SEMHMP from its obligations hereunder.

9.05	Expenses

Except as provided in Section 2.03(1)(c), Section 5.02, Section 6.01, Section 7.03, or in the letter agreement dated January 24, 2008, between Spectra Energy Corp and the Fund, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

9.06	Survival

Subject to Section 8.02, the representations and warranties of the Fund Parties and SEMHMP contained in this Agreement shall not survive Closing, and shall expire and be terminated at the Closing Time.

9.07	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.08	Third Party Beneficiaries

Except as otherwise provided under Article 6 and Section 9.04, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties. Except for those Persons referred to in Article 6 and Section 9.04, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Except with respect to the matters in Article 6 which may not be amended in any manner adverse to the Persons referred to therein without their prior written consent, the Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party without notice to or consent of that Person and without any claim for breach of fiduciary duty.

9.09	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. For greater certainty, the Parties shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

9.10	Constructions

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.11	Actions by the Fund

With respect to any action (including any case where the agreement of, or election by, the Fund is required), notice, consent, approval or waiver that is required to be taken or given by the Fund or that may be taken or given by the Fund prior to or after the Transaction Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Independent Committee of behalf of the Fund.

IN WITNESS WHEREOF, SEMHMP, the Fund and the Trust have caused this Support Agreement to be executed as of the date first written above.

[Signature Page Follows]

SPECTRA ENERGY MIDSTREAM HOLDCO MANAGEMENT PARTNERSHIP, by its Managing Partner WESTCOAST ENERGY INC.

Per:	/s/ Douglas Bloom
Douglas Bloom
President and Chairman

SPECTRA ENERGY INCOME FUND, by SPECTRA ENERGY FACILITIES MANAGEMENT INC. as general partner and on behalf of Spectra Energy Facilities Management LP, administrator of Spectra Energy Income Fund

Per:	/s/ Bruce Pydee
Bruce Pydee
Vice President and General Counsel

SPECTRA ENERGY COMMERCIAL TRUST, by SPECTRA ENERGY FACILITIES MANAGEMENT INC. as general partner and on behalf of Spectra Energy Facilities Management LP, manager of Spectra Energy Commercial Trust

Per:	/s/ Bruce Pydee
Bruce Pydee
Vice President and General Counsel

SCHEDULE A

TRANSACTION

On the Transaction Closing Date, the transaction steps to be completed are as follows:

1.	SEMHMP shall subscribe for such number of Units as equals the number of Units in respect of which Unitholders elect or are deemed, pursuant to clause (ii) of the definition of “Redemption” set out in the Trust Indenture, to elect to have their Units redeemed by the Fund, and the subscription price will be the product obtained by multiplying $11.25 by the number of Units so subscribed for by SEMHMP.

2.	SEMHMP shall purchase from Unitholders who validly elect to have their Units acquired by SEMHMP rather than redeemed by the Fund, such number of Units of such Unitholders as are the subject of such elections for cash consideration in the amount of $11.25 per Unit; and

3.	Pursuant to the terms of the Fund Trust Indenture, as amended pursuant to the Special Resolution and in accordance with Exhibit A to Schedule C, and concurrently with step 2 above, the Fund shall redeem such number of Units in respect of which Unitholders other than SEMHMP have validly elected or deemed to have elected to have their Units redeemed by the Fund for a redemption price equal to $11.25 per Unit.

4.	The Special Voting Units of the Fund shall be redeemed for nominal consideration.

The aggregate of the subscription price of all the Units subscribed for as described in step 1 above and the purchase price of Units purchased as described in step 2 above shall be $273,948,750.

SCHEDULE B

REQUIRED APPROVALS

1.	The Minister of Industry shall have determined, or shall have been deemed to have determined, that he is satisfied the transactions contemplated by the Agreement are likely to be of “net benefit” to Canada pursuant to the Investment Canada Act.

2.	The Competition Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) in respect of the transactions contemplated by the Agreement; or (A) the Competition Commissioner shall have advised the Parties, in writing, that grounds do not exist at the time of the advice to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act (Canada) in connection with the transactions contemplated by the Agreement, and (B) all waiting periods under the Competition Act (Canada) shall have expired or been terminated or waived.

3.	Either (a) the Minister of Transport shall have formed the opinion that the transactions contemplated by the Agreement do not raise issues with respect to the public interest as it relates to transportation, and shall have given notice of that opinion to the Parties pursuant to section 53.1 of the Canada Transportation Act, or (b) the Governor in Council shall have approved the transactions pursuant to section 53.2 of the Canada Transportation Act.

SCHEDULE C

SPECIAL RESOLUTION

BE IT RESOLVED as a Special Resolution that:

1.	the execution and delivery of the Support Agreement (the “Support Agreement”) between SEMHMP and the Fund Parties dated as of March 4, 2008 (as it may be or may have been amended in accordance with its terms), and the direct or indirect acquisition by SEMHMP of all of the trust units of the Fund and any associated amendments to the Fund Trust Indenture contemplated by the transaction described in the Support Agreement (the “Transaction”), and the Transaction, is hereby approved, ratified and confirmed in all respects;

2.	the proposed amendments to the Fund Trust Indenture as set forth in Exhibit A to this Special Resolution are hereby approved and authorized. Any one trustee of the Trust or director or officer of the Administrator be and is authorized, without further notice to or approval of the unitholders of the Trust (“Unitholders”), to approve on behalf of the Fund such other amendments to the Fund Trust Indenture and amendments to or terminations of any other agreement or instrument affecting the Fund as may be necessary or desirable in his or her discretion in order to permit or give effect to the Transaction approved by this Special Resolution;

3.	any one trustee of the Trust or director or officer of the Administrator be and is hereby authorized and directed to execute on behalf of the Fund, the Trust and each Fund Subsidiary and to deliver and to cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as he or she shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such act or thing;

4.	notwithstanding that this resolution has been passed, the Fund and the Trust are authorized, without further notice to or approval of the Unitholders of the Fund: (a) to amend the Support Agreement to the extent permitted by the Support Agreement; and/or (b) to terminate the Support Agreement and to not proceed with the Transaction (and the amendments contemplated above) to the extent permitted by the Support Agreement; and

5.	all capitalized terms not otherwise defined in this Special Resolution have the meanings ascribed thereto in the Support Agreement.

EXHIBIT A TO SCHEDULE C

AMENDMENTS TO THE TRUST INDENTURE OF THE FUND

1. Section 1.1 shall be amended to include the following:

“Meeting Date” means the date of the Meeting, as the term “Meeting” is defined in the Support Agreement;

“Redemption” means the redemption by the Fund of Units held by Unitholders: (i) who have validly elected to have such Units redeemed by the Fund in accordance with the terms of the Transaction; or (ii) have made no election pursuant to the terms of the Transaction, in consideration of payment of the Unit Redemption Price per Unit as contemplated by the Transaction and for greater certainty does not include any Units held by SEMHMP on the Redemption Date;

“Redemption Date” means the Transaction Closing Date or such other date as agreed to in writing by the parties to the Support Agreement;

“SEMHMP” means Spectra Energy Midstream Holdco Management Partnership, a partnership formed pursuant to the laws of the Province of Alberta;

“Support Agreement” means the Support Agreement among SEMHMP, the Fund and the Trust dated March 4, 2008 (as it may be or may have been amended in accordance with its terms);

“Transaction Closing Date” has the meaning ascribed thereto in the Support Agreement;

“Transaction” means the transaction contemplated in the Support Agreement;

“Unit Redemption Price per Unit” means Cdn.$11.25 per Unit (as it may be amended in accordance with an amendment to the Support Agreement).

2. A new Section 6.9 shall be added, as follows:

Section 6.9 – Support Agreement

(a)	The Fund shall complete the Redemption, without further act or formality, on the Redemption Date.

(b)	For the purposes of this Section 6.9, Unitholders who do not validly elect to have their Units redeemed by the Fund or purchased by SEMHMP in accordance with the terms of the Transaction shall be deemed to have elected to have their Units redeemed by the Fund on the Redemption Date.

(c)

The Fund shall cause to be forwarded a cheque by first class mail or a wire transfer in Canadian currency representing the aggregate Unit Redemption Price per Unit required to be paid to each holder of Units pursuant to Section 6.9(a) and subject to Section 6.9(d) against delivery of certificates representing the Units

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redeemed, together with such documentation as may be requested by the Trustee or the Transfer Agent. Payments made by the Fund of the applicable aggregate Unit Redemption Price per Unit are conclusively deemed to have been made upon the mailing of a cheque in a postage prepaid envelope addressed to the holder of Units unless such cheque is dishonoured upon presentment or upon transmission of a wire transfer, as applicable. Upon such payment, the Fund shall be discharged from all liability to the former holder of Units in respect of the Units so redeemed. Under no circumstances will interest be paid to any holder on any payment to be made hereunder, regardless of any delay in making such payment.

(d)	The Fund and its agents shall be entitled to deduct and withhold from any consideration payable to any holder of Units as a consequence of the Redemption, such amounts as the Fund or any agent is required or permitted to deduct and withhold with respect to such payment under Applicable Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of Units in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

(e)	Where the Fund redeems Units in connection with the Redemption on the Redemption Date, the Trustee may, in its sole discretion, designate to the holders of Units any income or capital gain realized by the Fund as a result of the Transaction and paid or made payable to the holders of Units upon the redemption of their Units.

(f)	Notwithstanding Section 6.7, all Units that are redeemed under Section 6.9 shall be cancelled as of 12:01 a.m. on the Redemption Date and such Units shall no longer be outstanding and shall not be reissued.

(g)	Following the Redemption Date, the Trustee shall undertake no activities except for those which the Trustee shall continue to be vested with and may exercise all or any of the powers conferred upon the Trustee under this Trust Indenture.

(h)	The Trustee or any director or officer of the Administrator is authorized, without further notice to or approval of the holder of Units, to approve such other amendments to this Trust Indenture as are in his, her or its discretion necessary or desirable in order to permit the Redemption and as otherwise may be necessary or desirable in order to give effect to the Transaction and the Support Agreement.

3. A new Section 6.10 shall be added, as follows:

Section 6.10 – Direct Acquisition of Units from Electing Holders of Units under the Support Agreement

Notwithstanding anything to the contrary contained in this Trust Indenture, in connection with the closing of the Transaction, SEMHMP may acquire from registered holder of Units who, pursuant to a letter of transmittal in a form acceptable to SEMHMP and the Administrator, elect prior to the Meeting to have their Units acquired rather than redeemed for cash consideration as provided in the Support Agreement.

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